Exhibit d.7

AMENDMENT TO

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

THIS AMENDMENT dated as of September 23, 2004 to the Amended and Restated Sub-Advisory Agreement dated as of August 2, 1999, as amended May 8, 2000 and May 20, 2003 (the “Agreement”) by and between Frontegra Asset Management, Inc., an Illinois corporation, and Reams Asset Management Company, LLC, a limited liability company organized under the laws of the State of Indiana, shall be as follows:

1.

Amendment:  Section 10 of the Agreement is hereby amended and restated in its entirety as follows:

“10.

Services Not Exclusive.  The Sub-Adviser may act as an investment adviser to, and may perform management and any other services for, any other person, association, firm, corporation or other entity, and take any action or do anything in connection therewith or related thereto, except as prohibited by applicable law; provided, however, that the Sub-Adviser may not act as an investment adviser or perform management or other services for any registered investment company or series thereof other than Columbus Funds, Inc. and series thereof.  The Sub-Adviser’s performance of investment advisory, management or other services permitted under this Section 10 shall not be restricted in any manner or otherwise affected by any aspect of any relationship of the Sub-Adviser to or with the Fund, the Portfolios or the Adviser or deemed to violate or give rise to any duty or obligation of the Sub-Adviser to the Fund, the Portfolios or the Adviser except as otherwise imposed by law or by this Agreement.”

2.

Remaining Terms Unaffected.  The remaining terms and conditions of the Agreement, except as amended herein, shall remain in full force and effect and are unaffected by this document.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

FRONTEGRA ASSET MANAGEMENT, INC.

By  /s/ William D. Forsyth III

Name:  William D. Forsyth III

Title:  Co-President

REAMS ASSET MANAGEMENT COMPANY, LLC

By  /s/ David B. McKinney

Name:  David B. McKinney

Title:  President